Exhibit 99.1

PRESS RELEASE

For more information contact:

Prosperity Bancshares, Inc.®	David Zalman
Prosperity Bank Plaza	Chairman and Chief Executive Officer
4295 San Felipe	281.269.7199
Houston, Texas 77027	david.zalman@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

COMPLETES MERGER WITH

EAST TEXAS FINANCIAL SERVICES, INC.

HOUSTON, January 2, 2013. Prosperity Bancshares, Inc.® (“Prosperity”) (NYSE: PB), the parent company of Prosperity Bank®, announced the completion of the merger with East Texas Financial Services, Inc. (“ETFS”) and its wholly owned subsidiary First Federal Bank Texas, Tyler, Texas (“Firstbank”), whereby ETFS was merged with and into Prosperity and Firstbank was merged with and into Prosperity Bank effective on January 1, 2013.

ETFS operated four (4) banking offices in the Tyler MSA, including three (3) locations in Tyler, Texas and one (1) location in Gilmer, Texas. As of September 30, 2012, ETFS reported total assets of $191.2 million, total loans of $139.2 million and total deposits of $114.4 million.

Under the terms of the definitive agreement, Prosperity will issue approximately 531,000 shares of Prosperity common stock for all outstanding shares of ETFS capital stock, plus cash in lieu of fractional shares.

Derrell Chapman, Chief Executive Officer of ETFS and Firstbank, will serve as President – Tyler Banking Centers and Micheal Lavender and Joe Hobson will each serve as a Senior Vice President of Prosperity Bank.

David Zalman Chairman and Chief Executive Officer of Prosperity commented, “We are excited to expand our market share in Tyler, the “Rose Capital of the World.” Tyler is a dynamic city in East Texas with higher educational facilities like the University of Texas Tyler and University of

Texas Health System as well as Tyler Junior College. It also has a vibrant medical community and world class hospitals that make it popular with retirees. We look forward to working and growing with Derrell and his team at Firstbank.”

“We are very excited about becoming a part of the Prosperity Bank organization,” said Derrell Chapman, Chief Executive Officer of ETFS and Firstbank. “We believe this merger brings exceptional value to our stockholders, an outstanding level of products and services to our customers and enhanced opportunities for continued growth for our employees.”

ETFS was advised in this transaction by Commerce Street Capital, LLC as financial advisor and Silver, Freedman & Taff, L.L.P as legal counsel. Bracewell & Giuliani LLP was legal counsel to Prosperity.

Prosperity Bancshares, Inc.®

Prosperity Bancshares Inc.®, recently named “America’s Best Bank” by Forbes, is a $13.7 billion Houston, Texas based regional financial holding company, formed in 1983. Operating under a community banking philosophy and seeking to develop broad customer relationships based on service and convenience, Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, 24 hour voice response banking, Trust and Wealth Management and Mobile Banking. Prosperity currently operates two hundred fifteen (215) full service banking locations; fifty-nine (59) in the Houston area; twenty (20) in the South Texas area including Corpus Christi and Victoria; thirty-five (35) in the Dallas/Fort Worth area; twenty-three (23) in the East Texas area; thirty-four (34) in the Central Texas area including Austin and San Antonio; thirty-four (34) in the West Texas area including Lubbock, Midland/Odessa and Abilene; and ten (10) in the Bryan/College Station area.

In connection with the proposed merger of Coppermark Bancshares, Inc. into Prosperity Bancshares, Prosperity Bancshares will file with the Securities and Exchange Commission a registration statement on Form S-4 to register the shares of Prosperity’s common stock to be issued to the shareholders of Coppermark Bancshares, Inc. The registration statement will include a proxy statement/prospectus which will be sent to the shareholders of Coppermark Bancshares, Inc. seeking their approval of the proposed transaction.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT PROSPERITY, COMMUNITY NATIONAL BANK AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of these documents through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Documents filed with the SEC by Prosperity will be available free of charge by directing a request by telephone or mail to Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027 Attn: Investor Relations. Prosperity’s telephone number is (281) 269-7199.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports and statements Prosperity has filed with the SEC. Copies of the SEC filings for Prosperity Bancshares® may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

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